As filed with the Securities and Exchange Commission on November 30, 2017

Registration No. 333-

United States

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

aRCTURUS THERAPEUTICS ltd.

(Exact name of registrant as specified in its charter)

State of Israel (State or other jurisdiction of incorporation or organization)	Not applicable (I.R.S. Employer Identification No.)

10628 Science Center Drive, Suite 200 San Diego, California (Address of Principal Executive Offices)	92121 (Zip Code)

Arcturus Therapeutics, Inc. 2013 Equity Incentive Plan

(Full title of the plan)

Joseph E. Payne

President and Chief Executive Officer

Arcturus Therapeutics Ltd.

10628 Science Center Drive, Suite 200

San Diego, California 92121

(858) 900-2660

(Name, Address and Telephone Number of Agent for Service)

COPIES TO:

Thomas A. Coll, Esq. Cooley LLP 4401 Eastgate Mall San Diego, California 92121 (858)-550-6000	David S. Glatt, Adv. Jonathan M. Nathan, Adv. Meitar Liquornik Geva Leshem Tal 16 Abba Hillel Silver Rd. Ramat Gan 5250608, Israel Tel: +972-3-6103890

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Arcturus Therapeutics, Inc. 2013 Equity Incentive Plan Ordinary Shares, par value NIS 0.07 per share	232,513	(2)	$2.89	(3)	$671,682.22	(3)	$83.62

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Represents ordinary shares reserved for issuance upon the exercise of outstanding stock options granted under the Arcturus Therapeutics, Inc. 2013 Equity Incentive Plan (the “2013 Plan”) after accounting for the option exchange ratio determined in accordance with the terms of the Merger Agreement (as defined below under the heading “Explanatory Note”). There are no shares remaining available for the grant of future stock awards under the 2013 Plan.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 232,513 ordinary shares reserved for future issuance upon the exercise of options outstanding under the 2013 Plan are calculated using a weighted average exercise price of $2.89 per share based on exercise prices for such outstanding options ranging from $1.03 to $5.47 per share.

Explanatory note

As disclosed in its Report of Foreign Private Issuer on Form 6-K filed by Arcturus Therapeutics Ltd. (formerly known as Alcobra Ltd.) (the “Registrant”) on November 15, 2017, the Registrant completed its business combination with what was then known as “Arcturus Therapeutics, Inc.” (“Private Arcturus”) in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of September 27, 2017, by and among the Registrant, Aleph MergerSub, Inc., a wholly-owned subsidiary of the Registrant (“Merger Sub”), and Private Arcturus (the “Merger Agreement”), pursuant to which Merger Sub merged with and into Private Arcturus, with Private Arcturus surviving as a wholly owned subsidiary of the Registrant (the “Merger”).

In accordance with the terms of the Merger Agreement, upon the closing of the Merger each outstanding and unexercised option to purchase Private Arcturus common stock under the 2013 Plan was assumed by the Registrant and converted into an option to purchase a number of Registrant’s ordinary shares pursuant to the option exchange ratio set forth in the Merger Agreement (the “Assumed Options”). We are filing this Registration Statement on Form S-8 in connection with 232,513 ordinary shares issuable to eligible directors, employees and consultants of the Registrant, and its affiliates, pursuant to the Assumed Options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 and the introductory note to Part I of Form S-8, in each case under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents (including, except where indicated otherwise, all exhibits thereto) filed with or furnished to the Securities and Exchange Commission, or the SEC, by the Registrant are incorporated herein by reference and made a part hereof:

(1)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2016, filed with the SEC on April 28, 2017;

(2)

The Registrant’s Reports of Foreign Private Issuer on Form 6-K, furnished to the SEC on the following dates:

January 9, 2017;

January 17, 2017;

February 6, 2017;

February 15, 2017 (in Exhibit 99.1 thereto, only the GAAP financial statements included therein);

April 5, 2017;

April 24, 2017;

April 27, 2017;

May 5, 2017;

May 15, 2017;

May 30, 2017 (in Exhibit 99.1 thereto, only the second, third and fourth bullet points under the heading “First Quarter and Recent Corporate Updates” and the GAAP financial statements included therein);

June 12, 2017;

June 23, 2017;

August 11, 2017;

September 14, 2017;

September 28, 2017 (among the exhibits thereto, only the first three paragraphs and the sections titled “About the Proposed Transaction,” “Management and Organization,” “About Arcturus Therapeutics, Inc.,” “Forward-looking Statements” and “No Offer or Solicitation” in Exhibit 99.1, and all of Exhibit 99.3);

September 28, 2017;

October 20, 2017;

October 20, 2017;

November 7, 2017;

November 9, 2017 (only the GAAP financial statements included in Exhibit 99.1 thereto);

November 13, 2017; and

November 16, 2017.

(3)	The description of the Registrant’s ordinary shares, par value NIS 0.07 per share, contained in the Registrant’s registration statement on Form 8-A filed pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act, on May 17, 2013 (File No. 001-35932), including any amendment or report filed for the purpose of updating such description.

In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all reports on Form 6-K subsequently furnished by the Registrant which state that they are incorporated by reference herein, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents and reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Under the Israeli Companies Law (the “Companies Law”) and the Israeli Securities Law, 5728-1968, as amended (the “Securities Law”), a company may indemnify, or undertake in advance to indemnify, an office holder (defined as a director, chief executive officer, deputy chief executive officer or other officer reporting to the chief executive officer of the company) for the following liabilities and expenses, imposed on an office holder or incurred by an office holder due to acts performed by him or her as an office holder, provided its articles of association include a provision authorizing such indemnification:

•	financial liability incurred by or imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator's award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company's activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•	reasonable litigation expenses, including attorneys' fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent or as a monetary sanction; and

•	reasonable litigation expenses, including attorneys' fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Companies Law and the Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company's articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to a third party;

•	a financial liability imposed on the office holder in favor of a third party;
•	a financial liability imposed on the office holder in favor of a third party harmed by a breach in an administrative proceeding; and
•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her.

Nevertheless, under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•	a breach of fiduciary duty, except for indemnification and insurance for a breach of the duty of loyalty to the company in the event the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive unlawful personal benefit; or

•	a fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders require the approval of the compensation committee, and, generally, the board of directors and, in certain circumstances, the shareholders.

The Registrant’s amended and restated articles of association permit the Registrant to exculpate, indemnify and insure its office holders to the fullest extent permitted by the Companies Law.

The Registrant has obtained directors' and officers' liability insurance for the benefit of its office holders and intends to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Companies Law. In addition, the Registrant has entered into agreements with each of its office holders exculpating them and undertaking to indemnify them to the fullest extent permitted by Israeli law, including with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

There is no current pending litigation or proceeding against any of the Registrant’s office holders as to which indemnification is being sought, nor is the Registrant aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

4.1	Articles of Association of the Registrant, as amended

5.1	Opinion of Meitar Liquornik Geva Leshem Tal

23.1	Consent of Kost Forer Gabbay & Kasierer, Certified Public Accountants (Israel) (a Member of Ernst & Young Global)

23.2	Consent of Meitar Liquornik Geva Leshem Tal (included in the opinion filed as Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included on signature page)

99.1	Arcturus Therapeutics, Inc. 2013 Equity Incentive Plan

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on November 30, 2017.

ARCTURUS THERAPEUTICS ltd.

By:	/s/ Joseph E. Payne
Name: Joseph E. Payne
Title: President and Chief Executive Officer

power of attorney and signatures

We, the undersigned officers and directors of Arcturus Therapeutics, Ltd., hereby severally constitute and appoint Joseph E. Payne and Dr. Padmanabh Chivukula, and each of them individually, our true and lawful attorney to sign for us and in our names in the capacities indicated below any and all amendments or supplements, including any post-effective amendments, to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming our signatures to said amendments to this Registration Statement signed by our said attorney and all else that said attorney may lawfully do and cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph E. Payne	President, Chief Executive Officer and Director	November 30, 2017
Joseph E. Payne	(principal executive officer, principal financial officer and principal accounting officer)

/s/ Dr. Padmanabh Chivukula	Chief Scientific Officer, Chief	November 30, 2017
Dr. Padmanabh Chivukula	Operating Officer and Director

/s/ Dr. Stuart Collinson	Executive Chairman of the Board	November 30, 2017
Dr. Stuart Collinson

/s/ Craig Willett	Director	November 30, 2017
Craig Willett

/s/ Dr. David Shapiro	Director	November 30, 2017
Dr. David Shapiro

/s/ Orli Tori	Director	November 30, 2017
Orli Tori

/s/ Daniel E. Geffken	Director	November 30, 2017
Daniel E. Geffken

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Arcturus Therapeutics, Ltd., has signed this Registration Statement on Form S-8 on November 30, 2017.

ARCTURUS THERAPEUTICS, INC.

By:	/s/ Joseph E. Payne
Name: Joseph E. Payne
Title: President